ZaZa Energy Corporation

1301 McKinney Street

Suite 3000

Houston, TX  77010

NEWS    RELEASE

NEWS    RELEASE

ZAZA ENERGY CORPORATION ANNOUNCES INITIAL PRODUCTION RATE FROM THE BOENING A-1H WELL

HOUSTON, TX (February 14, 2012) - ZaZa Energy Corporation (NASDAQ: ZAZA) today announced an initial production rate for the Company's Boening A-1H (the “Boening”) horizontal well located on its Sweet  Home prospect in DeWitt County,  Texas.

ZaZa Energy Corporation disclosed today that the Boening was drilled to a total measured depth of 18,797 feet, with a  5,163 foot effective lateral section.  Under controlled flowback,  initial production rates of ~669 barrels of oil equivalent per day (Boe/d), or 264 barrels of oil and 2,434 MCF of natural gas, on a 12/64” choke, were achieved.  From a  four point test analysis, an absolute open flow rate of 1020 Boe/d, or 420 barrels of oil and 3,600 MCF of natural gas were calculated.

Commenting on today’s announcement, Todd A. Brooks, President & CEO of ZaZa Energy Corporation stated, “We are very pleased with the initial results from our Boening well. Today’s results enable ZaZa to be confident in its Sweet Home prospect and we can now move from proof of concept to the development of this acreage.  As such, we have made the strategic decision to pursue a straightforward cash and carry joint venture, with flexibility regarding operations for the prospect.  ZaZa has high-graded its Sweet Home acreage into 12 tier one developmental units and we look forward to spudding our next well in DeWitt County.”

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts" and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, ZaZa’s ability to enter into joint ventures, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See "Risk Factors" in our 2011 Form 10-K filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all

713-595-1900 (Office)       ●713-595-1919 (Fax)●www.zazaenergy.com

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of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

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JMR Worldwide

Jay Morakis, Partner

+1 212-786-6037

jmorakis@jmrww.com